Exhibit 23.4
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP LLC:
We consent to the use of our report dated March 4, 2010, with respect to the consolidated balance sheets of Waskom Gas Processing Company and subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
KPMG LLP
Shreveport, Louisiana
December 7, 2010